Exhibit 5.1
[Inverness Medical Innovations, Inc. Letterhead]
August 8, 2007
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Re:  Registration Statement on Form S-3
Ladies and Gentlemen:
     In accordance with Item 601(b)(5) of Regulation S-K, I am furnishing this opinion to you in my capacity as Senior Counsel—Corporate & Finance, to Inverness Medical Innovations, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the resale of up to $150,000,000 principal amount of the Company’s 3% Convertible Senior Subordinated Notes due 2016 (the “Notes”), up to 2,868,120 shares (the “Conversion Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) issuable upon conversion of the Notes, and 587,985 shares (the “Shares”) of Common Stock, by the selling stockholders named therein.
     The Notes were issued by the Company in connection with a private placement with certain accredited investors on or about May 14, 2007, pursuant to Securities Purchase Agreements dated May 9, 2007 (the “Notes Purchase Agreements”). The Notes were issued under an indenture (the “Indenture”) dated as of May 14, 2007 between the Company and U.S. Bank Trust National Association, as trustee (the “Trustee”).
     314,343 Shares were issued on or about March 12, 2007, in a private placement conducted in connection with the Company’s acquisition of seventy-five percent of the issued and outstanding capital stock of Instant Technologies, Inc., pursuant to a stock purchase agreement (the “Instant Purchase Agreement”) dated March 12, 2007. 273,642 Shares were issued on or about June 7, 2007, in a private placement conducted in connection with the Company’s acquisition of Quality Assured Services, Inc., pursuant to stock purchase agreements (the “QAS Purchase Agreements”) dated June 7, 2007 (the Notes Purchase Agreements, Instant Purchase Agreement and QAS Purchase Agreements, collectively, the “Purchase Agreements”). I understand that the Notes, the Conversion Shares and the Shares are to be offered and sold in the manner described in the Registration Statement.
     In connection with the opinions expressed below, I have been furnished with and have examined originals, or copies certified or otherwise identified to my satisfaction, of the Purchase Agreements, the Indenture, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as I have deemed necessary or appropriate for the purpose of this opinion.
     I am an attorney admitted to practice in the Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based upon the foregoing, I am of the opinion that
          1. The Notes have been duly authorized, executed and legally issued by the Company, are fully paid and non-assessable, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as such enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          2. The Conversion Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be legally issued, fully paid and non-assessable.
          3. The Shares are legally issued, fully paid and non-assessable.
     This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and I assume no obligation to update this opinion after the date hereof. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jay McNamara
Jay McNamara, Senior Counsel—Corporate & Finance

2